[PEOPLES-SIDNEY FINANCIAL CORPORATION Letterhead]


For Release: October 13, 1999
Contact: Douglas Stewart, President


                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                    ANNOUNCES QUARTERLY EARNINGS AND DIVIDEND

         (Sidney, Ohio; NASD-NMS "PSFC") Douglas Stewart, President of Peoples-Sidney Financial Corporation, parent company of Peoples Federal Savings and Loan Association, announced today the Company's first quarter earnings for the fiscal year ending June 30, 2000.

         Net income was $131,000 for the three months ended September 30, 1999, or $0.09 basic and diluted earnings per share, compared to $117,000 or $0.07 basic and diluted earnings per share for the same period ended September 30, 1998. The improvement in earnings is a result of increased lending from the development of new lending products designed to aid the small business and agricultural sectors of our market. In addition, the branch network continues to show improvement each month which should, over time, translate to an increase in the earnings level of the company.

         Total assets grew to $123 million at September 30, 1999 compared to $117 million at fiscal year end, June 30, 1999, representing a 5.1% increase. This growth in total assets resulted in the additional efficiency in the company's equity to asset ratio from 14.85% at June 30, 1999 to 14.19% at September 30, 1999. On-going efforts by the Board of Directors and management are being made to increase earnings per share and build additional shareholder value.

         The Board of Directors declared a quarterly dividend of $0.07 per share at their October 8, 1999 meeting. The record date for ownership is October 25, 1999 with a payable date of November 8, 1999.

         Peoples Federal operates from its main office at 101 E. Court Street, Sidney and its branches at 405 S. Pike Street, Anna and 115 W. Pike Street, Jackson Center, Ohio.

         When used in this press release or other public or shareholder communications, in filings by Peoples-Sidney Financial Corporation with the Securities and Exchange Commission and in oral statements made with the approval of an authorized executive officer, the words or phrases "should," "should
result,"  "will  likely   result,"  "will  enable,"  "are  expected  to,"  "will
continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the
Corporation's   market  area,  changes  in  policies  by  regulatory   agencies,
fluctuations in interest rates, demand for loans in the Corporation's market area and competition, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Corporation wishes to caution readers not to place undue reliance on forward-looking statements, which speak only as of the date made. The Corporation wishes to advise readers that the factors listed could affect the Corporation's financial performance and could cause the Corporation's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
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         The  Corporation  does  not  undertake-and  specifically  declines  any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.